Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is entered into as of September 27, 2004, by and among Accelrys, Inc. (“Parent”), Nashville Acquisition Corporation (“Merger Sub”), Scitegic, Inc. (the “Company”), Mathew Hahn and David Rogers as Principal Shareholders (the “Principal Shareholders”), and Mathew Hahn as Shareholder Representative (the “Shareholder Representative”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub, the Company, the Principal Shareholders, and the Shareholder Representative entered into that certain Agreement and Plan of Merger and Reorganization dated September 13, 2004, (as amended, the “Merger Agreement”);

WHEREAS, pursuant to Section 10.3 of the Merger Agreement, the parties may amend the Merger Agreement at any time solely by executing an instrument in writing signed on behalf of the party against whom enforcement is sought; and

WHEREAS, the parties desire to amend the Merger Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments.

(a)                                  The definition of “Cash Amount” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Cash Amount” shall mean an amount equal to the sum of (x) Twelve Million United States Dollars ($12,000,000), plus (y) the amount of the Breakup Fee, plus (z) the positive cash amount (if any) resulting from (I) the amount of Working Capital as set forth in the Signing Balance Sheet, minus (II) the Working Capital Deductible Amount; provided that the Cash Amount shall be increased by the Success Fee Adjustment Amount (if any); provided, further, that if an MDL Settlement Agreement shall have been executed and delivered prior to Closing, the Cash Amount shall be increased by the amount by which the MDL Dispute Accrual exceeds the actual amount payable in settlement of the MDL Dispute pursuant to the MDL Settlement Agreement.

(b)                                 Section 1.1 of the Merger Agreement is hereby amended to add the following capitalized terms:

“Proposed MDL Settlement Agreement” shall mean an agreement, reasonably satisfactory to Parent, between the Company and MDL pursuant to which MDL releases forever any and all claims against the Company, Parent and their successors relating to the MDL Dispute in exchange for a payment by the Company of cash in the amount of $1,200,000.

“Working Capital Deductible Amount” shall mean cash in an amount of $742,500; provided, however, if the Proposed MDL Settlement Agreement is executed by the Company and MDL prior to the Effective Time, then Working Capital Deductible Amount shall mean cash in the amount of $285,637.

(c)                                  The lead-in heading paragraph of Section 2.6(m) of the Merger Agreement is hereby amended and restated in its entirety as follows:

(m)          Special Escrow Cash Amount.  In the event the Company and MDL shall not have entered into the MDL Settlement Agreement or the Proposed MDL Settlement Agreement prior to Closing:

2.             Miscellaneous.

(a)           Except as expressly amended as provided above, the Merger Agreement shall remain unmodified and in full force and effect.

(b)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original.  Any party may execute this Amendment by facsimile signature, which shall be deemed to constitute an original for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, this AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION has been duly executed and delivered by the parties as of the date first above written.

ACCELRYS, INC.

By:	/s/ John Hanlon
Name: John Hanlon
Title: EVP and Chief Financial Officer

NASHVILLE ACQUISITION CORPORATION

By:	/s/ John Hanlon
Name: John Hanlon
Title: EVP and Chief Financial Officer

SCITEGIC, INC.

By:	/s/ Mathew Hahn
Name: Mathew Hahn
Title: CEO

SHAREHOLDER REPRESENTATIVE

/s/ Mathew Hahn
Mathew Hahn

PRINCIPAL SHAREHOLDERS:

/s/ Mathew Hahn
Mathew Hahn

/s/ David Rogers
David Rogers

SIGNATURE PAGE TO
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION